As filed with the Securities and Exchange Commission on December 6, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 30, 2011

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to the new credit agreement of B&G Foods, Inc. is incorporated in this Item 1.01 by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

On November 30, 2011, upon consummation of the acquisition described in Item 2.01 below and in connection with B&G Foods’ entry into the new credit agreement described in Items 1.01 and 2.03 of this report, B&G Foods terminated its existing (A) amended and restated credit agreement, dated as of February 23, 2007, among B&G Foods, as borrower, the lenders party thereto, Credit Suisse AG, as administrative agent, and the other agents and arrangers party thereto, as amended prior to the date of termination, and (b) guarantee and collateral agreement, dated as of October 14, 2004, among B&G Foods and certain of its subsidiaries in favor of Credit Suisse AG, as administrative agent, as amended prior to the date of termination.  Immediately prior to the termination of these agreements, B&G Foods paid in full the $130 million of term loan borrowings and all other outstanding indebtedness under the existing credit agreement.  No material early termination penalties were incurred as a result of the termination of these agreements.

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 30, 2011, B&G Foods and its subsidiaries closed on the acquisition of the Culver Specialty Brands, which include the Mrs. Dash, Molly McButter, Sugar Twin, Baker’s Joy, Static Guard and Kleen Guard brands, from Conopco, Inc. dba Unilever and certain of its affiliates for the previously reported purchase price of $325 million in cash pursuant to an asset purchase agreement.  The purchase price is subject to a post-closing adjustment based upon inventory of the business at closing.  The purchased assets include certain intellectual property, business and customer information, contracts, inventory and packaging molds.  The asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions.

Prior to the closing of the transaction, none of B&G Foods or any of its affiliates, or any director or officer of B&G Foods, or any associate of any such director or officer had any material relationship with Unilever.  The terms of the asset purchase agreement, including the purchase price, were determined by arm’s-length negotiations between B&G Foods and Unilever.  B&G Foods used the proceeds of borrowings under a new senior secured credit agreement (described below in Item 2.03) together with cash on hand to fund the acquisition and to pay related transaction fees and expenses.

A copy of the press release issued by B&G Foods to announce the closing of the acquisition of the Culver Specialty Brands is filed as Exhibit 99.1 to this report. The asset purchase agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by B&G Foods on October 31, 2011.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On November 30, 2011, in connection with the Culver Specialty Brands acquisition described in Item 2.01 above, B&G Foods entered into a new $575 million senior secured credit agreement, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Capital, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Barclays Capital and RBS Citizens, N.A., as co-syndication agents, and Royal Bank of Canada, as documentation agent.

On November 30, 2011, B&G Foods borrowed $400 million under the new credit agreement, including $150 million of tranche A term loans, $225 million of tranche B term loans and $25 million of revolving loans.  The proceeds of the borrowings were used to repay B&G Foods’ existing $130 million credit facility, fund the acquisition purchase price and pay related transaction fees and expenses.  The available borrowing capacity under our new revolving credit facility, net of outstanding letters of credit of $0.5 million, is currently $174.5 million.  Proceeds of the new revolving credit facility are restricted for use solely for general corporate purposes and acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria.  We are required to pay a commitment fee of 0.50% per annum on the unused portion of the new revolving credit facility.  The maximum letter of credit capacity under the new revolving credit facility is $50 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.

The tranche A term loans are subject to amortization at the following rates: 5% in the first year, 10% in the second year and 15% in each of the third and fourth years. The balance of all borrowings under the tranche A term loan facility is due and payable at maturity on November 30, 2016.  The tranche B term loans are subject to amortization at the rate of 1% annually, with the balance due at maturity on November 30, 2018.  The revolving loans mature on November 30, 2016.

We may prepay the term loans or permanently reduce the new revolving credit facility commitment under the new credit agreement at any time without premium or penalty (other than customary “breakage” costs with respect to Eurodollar (LIBOR) loans, and, only in the case of the tranche B term loans, a 1% prepayment penalty to be paid in the event of a repricing transaction (as defined in the new credit agreement) that occurs within the first year of the facility).  Subject to certain exceptions, the new credit facility provides for mandatory prepayment upon certain asset dispositions and issuances of securities.  The new credit facility is also subject to mandatory annual prepayments commencing in April 2013 if our senior secured leverage exceeds certain ratios as follows:  50% of our adjusted excess cash flow (as defined in the new credit agreement and which takes into account certain dividend payments and other adjustments) if our senior secured leverage ratio is greater than or equal to 3.00 to 1.00 (with step-downs to 25% and 0% if our senior secured leverage ratio is less than 3.00 to 1.00 and 2.50 to 1.00, respectively).

Interest under the new revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the new credit agreement, including a base rate per annum plus an applicable margin, and LIBOR plus an applicable margin, in each case depending on our consolidated leverage ratio as set forth in the table below:

Consolidated Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Eurodollar (LIBOR) Loans
> 4.00:1.00	2.00%	3.00%
< 4.00:1.00 > 3.50:1.00	1.75%	2.75%
< 3.50:1.00	1.50%	2.50%

Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the new credit facility, including a base rate per annum plus an applicable margin of 2.50%, and LIBOR plus an applicable margin of 3.50%.

Pursuant to a guarantee and collateral agreement entered into by B&G Foods and our domestic subsidiaries on November 30, 2011, our obligations under the new credit facility are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries.  The new credit facility is secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

The new credit facility contains customary restrictive covenants, subject to certain basket amounts and exceptions, including covenants limiting the ability of B&G Foods to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The new credit facility also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the new credit agreement.  Our consolidated leverage ratio as at the last day of any fiscal quarter, commencing with the first quarter of 2012, may not exceed the ratios indicated below:

Fiscal Quarters Ending In	Consolidated Leverage Ratio
2012	6.25 to 1.00
2013	6.00 to 1.00
2014	5.50 to 1.00
2015	5.00 to 1.00
2016	4.50 to 1.00
2017	4.00 to 1.00
2018	4.00 to 1.00

We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to 1.00 for any four quarter period, commencing with the four quarter period ending with the first quarter of 2012.

The new credit agreement also provides for an incremental term loan facility, pursuant to which B&G Foods may request that the lenders under the new credit agreement, and potentially other lenders, provide an additional $200 million of term loans on terms substantially consistent with those provided under the new credit agreement.  Among other things, the utilization of the incremental facility is conditioned on B&G Foods’ ability to meet a senior secured leverage ratio of 3.50 to 1.00, and a sufficient number of lenders or new lenders agreeing to participate in the facility.

In the ordinary course of business, certain of the lenders under the new credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and its affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the new credit agreement and the new guarantee and collateral agreement are filed as Exhibits 10.1 and 10.2 to this report.

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

B&G Foods intends to file financial statements of the business acquired for the periods specified in Rule 3-05(b) of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(b)           Pro Forma Financial Information.

B&G Foods intends to file the pro forma financial information required pursuant to Article 11 of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(d)           Exhibits.

2.1	Asset Purchase Agreement, dated as of October 28, 2011, among Conopco, Inc., B&G Foods North America, Inc., and B&G Foods,

Inc. (Filed as Exhibit 2.1 to B&G Foods’ Current Report on Form 8-K filed on October 31, 2011, and incorporated herein by reference).

10.1

Credit Agreement, dated as of November 30, 2011, among B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Capital, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Barclays Capital and RBS Citizens, N.A., as co-syndication agents, and Royal Bank of Canada, as documentation agent.

10.2

Guarantee and Collateral Agreement, dated as of November 30, 2011, among B&G Foods, Inc., B&G Foods North America, Inc., William Underwood Company, each other subsidiary of B&G Foods, Inc. party thereto from time to time, and Credit Suisse AG, as collateral agent.

99.1	Press Release dated November 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: December 6, 2011	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary